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                                   EXIBIT 2.1

                                                             EXECUTION VERSION
                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of July 12, 2002 by and among CONVERGYS CUSTOMER MANAGEMENT GROUP INC. ("PURCHASER"), an Ohio corporation, iBASIS, INC. ("SHAREHOLDER"), a Delaware corporation that is the holder of all of the issued and outstanding shares of capital stock of iBASIS SPEECH SOLUTIONS, INC. ("SELLER"), a Delaware corporation, and SELLER.

                                    RECITALS

         A. Shareholder is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $.01 per share (the "SHARES"), of Seller. Seller wishes to sell substantially all of its assets and liabilities related to and used in the business of providing enterprise-and carrier-class automated customer response solutions including fully integrated and scalable Interactive Voice Response ("IVR") touch-tone and sophisticated speech-enabled applications (collectively, the "BUSINESS"), and Purchaser wishes to purchase such assets and assume such liabilities, all on the terms and subject to the conditions of this Agreement.

         B. Certain terms used in this Agreement are defined in Section 12.1.


                             STATEMENT OF AGREEMENT

         In consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, and intending to be legally bound, Purchaser, Shareholder and Seller hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

         1.1 SALE AND PURCHASE OF ASSETS.

              At the Closing provided for in Section 2.1 and upon the terms and subject to the conditions contained in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the assets, properties, rights and business of Seller of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not carried or reflected on the books and records of Seller except for the Excluded Assets (as defined below), whether or not specifically identified below (collectively, the "ASSETS"), which Assets shall include, without limitation, the following:

              (A) All of Seller's accounts receivable as of the Closing, inventory and pre-paid assets;

              (B) all of Seller's right, title and interest in and to equipment, fittings, furniture and leasehold improvements described in SCHEDULE 1.1(B);


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              (C) all of Seller's customer lists and all right to do business with such customers described in SCHEDULE 1.1(C);

              (D) all of Seller's interest in and claims and rights under leases, contracts and other agreements and instruments to which Seller is a party or by which it or any of its assets, properties, rights or business is bound or subject, as described on SCHEDULE 1.1(D) (the "CONTRACTS");

              (E) all of Seller's rights, title and interest in and to the Intellectual Property (as defined herein) to the full extent transferable, and all goodwill associated with the Intellectual Property;

              (F) all goodwill associated with the Business; and

              (G) all business records and other documents (other than Tax Returns of or related to Seller), disks, tapes and other data processing media and records, including all sales data, customer lists, records and accounts, bids, contracts, personnel and payroll records, supplier records, drawings, designs, specifications, process information, performance data and other information or data relating to operation of the Business.

         For purposes of this Agreement, the term "EXCLUDED ASSETS" shall mean those assets of Seller not constituting "Assets", including without limitation those assets of Seller listed on SCHEDULE 1.1(Z) hereto.

         1.2 ASSUMPTION OF CERTAIN LIABILITIES.

         At Closing, Purchaser shall assume only the following liabilities and obligations of Seller related to the Business, except those liabilities and obligations listed in Schedule 1.2(Z) referred to below (the "ASSUMED LIABILITIES"):

              (A) all Seller's accounts payable, accrued expenses, deferred revenues and other current liabilities (including without limitation and subject to the limitations contained in Section 12.3, below, pursuant to Shareholder's engagement letter with Bingham McCutchen LLP dated as of July 2, 2002 and relating to this Agreement and the transactions contemplated thereby);

              (B) all liabilities and obligations relating to capital leases for equipment used by Seller in conducting its operations;

              (C) all liabilities and obligations arising out of or relating to any of the Assets and the Business which arise after the Closing Date;

              (D) all liabilities and obligations set forth in the Employee Transition Agreement (as defined herein); and

              (E) all sales, use, registration, stamp, recording, documentary, deeds, transfer or similar Taxes incurred in connection with the transactions contemplated by this Agreement.

              Other than the Assumed Liabilities, Purchaser is not assuming, shall not have any responsibility or obligation with respect to and the parties do not intend Purchaser to assume any obligations or liabilities of Seller, pursuant to this Agreement or otherwise, whether direct or indirect, contingent or accrued, known or unknown, of any kind whatsoever including, but not limited to, those listed on SCHEDULE 1.2(Z) appended hereto (collectively the "NONASSUMED LIABILITIES").


                                       2

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         1.3 INITIAL CONSIDERATION.

              At the Closing, in partial consideration for the Assets, Purchaser shall pay $18,500,000 (the "INITIAL CONSIDERATION") to Seller. Purchaser shall deliver (i) $17,000,000 of the Initial Consideration to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller to Purchaser at least two business days prior to the Closing Date, and (ii) $1,500,000 of the Initial Consideration to Fifth Third Bank (the "ESCROW AGENT") in immediately available funds (the "ESCROW FUNDS") under the terms of the Escrow Agreement (the "ESCROW AGREEMENT") to be executed on the Closing Date in the form attached hereto as EXHIBIT 1.3. Release of the Escrow Funds will be permitted only in accordance with the terms and conditions of the Escrow Agreement.

         1.4 ADDITIONAL CONSIDERATION

              In addition to the Initial Consideration, Purchaser shall pay to Seller certain additional consideration as described in, and subject to the terms and conditions of, this Section 1.4 (collectively, the "ADDITIONAL CONSIDERATION"):

              1.4.1 Within five (5) business days of determination, in accordance with Section 12.2 below, of the Revenue attributable to the Business and/or Assets for the period commencing January 1, 2002 and ending on December 31, 2002 (the "FIRST YEAR REVENUE"), (a) if the First Year Revenue exceeds $30,500,000, subject to Purchaser's right of set-off pursuant to Section 9.4.2, Purchaser shall pay to Seller an amount equal to $3,000,000 by wire transfer of immediately available funds to a bank account designated in writing by Seller to Purchaser; and (b) subject to Purchaser's right of set-off pursuant to Section 9.4.2, if the First Year Revenue exceeds $35,000,000, Purchaser shall pay to Seller an additional amount equal to $5,000,000 by wire transfer of immediately available funds to a bank account designated in writing by Seller to Purchaser; PROVIDED that all Additional Consideration paid related to First Year Revenue shall not exceed $8,000,000.

              1.4.2 Within five (5) business days of determination, in accordance with Section 12.2 below, of the Revenue attributable to the Business and/or Assets for the period commencing January 1, 2003 and ending December 31, 2003 (the "SECOND YEAR REVENUE"), if the Second Year Revenue exceeds $50,000,000, subject to Purchaser's right of set-off pursuant to Section 9.4.2, Purchaser shall pay to Seller an amount equal to $8,000,000 by wire transfer of immediately available funds to a bank account designated in writing by Seller to Purchaser.

              1.4.3 Within five (5) business days of determination, in accordance with Section 12.2 below, of the Revenue attributable to AT&T Corp. and/or any affiliate(s) thereof for the period commencing January 1, 2003 and ending December 31, 2003 (the "AT&T REVENUE"), if such AT&T Revenue exceeds $3,000,000, then Purchaser shall pay to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller to Purchaser, subject to Purchaser's right of set-off pursuant to Section 9.4.2, an amount (the "AT&T EARNOUT PAYMENT") equal to the product obtained when 0.15 is multiplied by the aggregate amount of such AT&T Revenue; PROVIDED that such AT&T Earnout Payment shall not exceed $1,500,000; PROVIDED, FURTHER, that (x) no AT&T Earnout Payment shall be payable if Seller has actually received payment of the Additional Consideration payable pursuant to Section 1.4.2, immediately above, and (y) any portion of the AT&T Earnout Payment (if any) in excess of $500,000 as may be payable pursuant to this Section 1.4.3 shall be subject to Purchaser's right of set-off pursuant to Section 9.4.2.


                                       3

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                  1.4.4 A requirement for the Additional Consideration (other than the AT&T Earnout Payment) to be paid is that, with respect to each of the First Revenue Year and the Second Revenue Year, the applicable Revenue threshold must be exceeded.

         1.5 ALLOCATION OF PURCHASE PRICE.

         Seller and Purchaser shall use their commercially reasonable efforts to mutually agree upon the allocation of the Initial Consideration, the Additional Consideration and the Assumed Liabilities among the Assets (the "ALLOCATION") no later than December 31, 2002 (in the case of the Initial Consideration and the Assumed Liabilities) and as soon as practicable after the Closing Date (as defined herein, in the case of the Additional Consideration), in a reasonable manner consistent with Section 1060 of the Code and the principles set forth in
Schedule 1.5 hereto. Seller and Purchaser agree to file all income tax returns (including, if applicable, Form 8594 and any supplements thereto) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation of the Initial Consideration, the Additional Consideration and the Assumed Liabilities which is contrary to the Allocation unless required to do so by applicable law and after prior written notice thereof to the Seller. Seller and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation.

         1.6 PURCHASE PRICE ADJUSTMENTS.

              1.6.1 MAY NET WORKING CAPITAL. The "May Net Working Capital" shall be $3,906,471 ("MAY NET WORKING CAPITAL").

              1.6.2 POST-CLOSING ADJUSTMENT. Within sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Business as of the close of business on the Closing Date, prepared in accordance with generally accepted accounting principles consistently applied and consistent with the May Balance Sheet (the "FINAL CLOSING BALANCE SHEET"). When Purchaser delivers the Final Closing Balance Sheet, Purchaser shall also deliver to Seller a certificate: (i) certifying that the Final Closing Balance Sheet was prepared on the basis described in the first sentence of this Section 1.6.2; and (ii) containing Purchaser's calculations, pursuant to the methodology set forth on SCHEDULE
1.6.2 hereto, of (x) the Net Working Capital as of the Closing Date and based on the Final Closing Balance Sheet (the "PROPOSED CLOSING DATE NET WORKING CAPITAL"), and (y) the Adjusted Working Capital Difference (as defined in
Section 1.6.4(iii)) (the "PROPOSED ADJUSTED WORKING CAPITAL DIFFERENCE").

              1.6.3 DISPUTES. Within thirty (30) days after receipt of the Final Closing Balance Sheet and the accompanying certificate, Seller shall notify Purchaser of Seller's agreement or disagreement with the Final Closing Balance Sheet and the accuracy of the Proposed Closing Date Net Working Capital and the Proposed Adjusted Working Capital Difference. If Seller disputes any aspect of the Final Closing Balance Sheet, Proposed Closing Date Net Working Capital or Proposed Adjusted Working Capital Difference, then Seller shall have the right (either with or without its independent accountants), at Seller's expense, to review and test the Final Closing Balance Sheet, Proposed Closing Date Net Working Capital and Proposed Adjusted Working Capital Difference, and Purchaser shall provide Seller with reasonable access to those working papers and materials as may be reasonably required by Seller to conduct its review. Seller (either with or without its independent accountants) shall complete its review and test within thirty (30) days after the date Seller disputes the Proposed Closing Date Net Working Capital and/or Proposed Adjusted Working Capital Difference. If Seller, after such review and test, still disagrees with the Proposed Closing Date Net Working Capital and/or Proposed Adjusted Working Capital Difference, and Purchaser does not accept Seller's proposed alternative calculations (the "SELLER'S PROPOSED CALCULATIONS") and the parties are otherwise unable to resolve their


                                       4

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differences within such above-referenced time periods, then Seller and Purchaser shall select a mutually acceptable nationally recognized independent accounting firm (the "INDEPENDENT ACCOUNTING FIRM") to resolve any disputed items (the "REMAINING DISPUTED ITEMS"). The Independent Accounting Firm shall conduct its own review and test of the Final Closing Balance Sheet and/or Proposed Adjusted Working Capital Difference and the Remaining Disputed Items and thereafter select (a) the Proposed Closing Date Net Working Capital and/or Proposed
Adjusted Working Capital Difference (as applicable), (b) Seller's Proposed Calculations, or (c) amounts between the two (the final determination of the Proposed Closing Date Net Working Capital being hereinafter referred to as the "CLOSING DATE NET WORKING Capital"). The Independent Accounting Firm shall be required to (i) deliver its final determinations of the Final Closing Balance Sheet and/or Adjusted Working Capital Difference, and any Remaining Disputed Items within forty-five (45) days of its engagement by Purchaser and Seller, and
(ii) provide Purchaser and Seller with reasonable access to those of its working papers as may be reasonably required for Purchaser and Seller to review the basis of any determinations made by the Independent Accounting Firm. Purchaser and Seller hereby agree to provide the Independent Accounting Firm with all cooperation, including access to the books and records of Purchaser and Seller, as the Independent Accounting Firm may reasonably request in connection with its review and test of the Final Closing Balance Sheet, the Final Income Statement and Remaining Disputed Items. Purchaser and Seller agree that they shall be bound by the determination of the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by Purchaser and Seller, with Seller on the one hand, and Purchaser on the other hand, each bearing half.

              1.6.4 CALCULATION OF ADJUSTMENT. For purposes hereof, (i) the "UNADJUSTED WORKING CAPITAL DIFFERENCE" shall be equal to the difference obtained when the amount of the Closing Date Net Working Capital is subtracted from the May Net Working Capital, and (ii) the "ADJUSTMENT FACTOR" shall be equal to the amount of expenditures of Seller for tangible assets (but excluding any capitalized wages or other intangible costs incurred during such period) in the period beginning on June 1, 2002 and ending on the Closing Date, and (iii) the "ADJUSTED WORKING CAPITAL DIFFERENCE" shall be equal to the amount obtained when the Adjustment Factor is subtracted from the Unadjusted Working Capital Difference. If,

              (a) the Adjusted Working Capital Difference is negative and less than -$250,000, then the Purchaser shall pay to the Seller an amount equal to the DIFFERENCE obtained when $125,000 is subtracted from the entire positive difference represented by such Adjusted Working Capital Difference, and if

              (b) the Adjusted Working Capital Difference is positive and greater than $250,000, then the Seller shall pay to the Purchaser an amount equal to the DIFFERENCE obtained when $125,000 is subtracted from the entire amount of the Adjusted Working Capital Difference, and

              (c) in any other case, no payments shall be effected by either Purchaser to Seller, or Seller to Purchaser, pursuant to this Section 1.6.4.

                                   ARTICLE II

                                     CLOSING

         2.1 CLOSING AND CLOSING DATE.

              The closing of the sale and purchase of the Assets (the "CLOSING") shall take place on July 12, 2002 or such other date mutually agreed to by the parties (the "CLOSING DATE"). The Closing will take


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

place 9:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110 or at such other time or place as shall be mutually agreed to in writing by the parties.

         2.2 DELIVERIES BY SELLER.

              At the Closing, Seller shall deliver to Purchaser:

              (A) Bills of sale, assignments and all such other conveyances, deeds, consents and other documents or instruments of transfer as may be necessary to vest in Purchaser all of Seller's right, title and interest to the Assets;

              (B) A copy of the Certificate of Incorporation of Seller with all amendments thereto, and certificates of good standing for its state of incorporation and each state where Seller is qualified to do business as a foreign corporation, each of which shall be certified as of a date within fourteen (14) days prior to the Closing Date by the Secretary of State of the states of incorporation or qualification;

              (C) A copy of the By-Laws of Seller with all amendments thereto, certified by the Secretary of Seller;

              (D) Copies of resolutions of the boards of directors of Seller and Shareholder, respectively, authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable hereunder, certified by the respective Secretary of Seller and Shareholder.

              (E) The opinion of Bingham McCutchen LLP, counsel for Seller and Shareholder, dated as of the Closing Date, referenced in Section 6.5 below;

              (F) If the Closing Date shall occur after the date on which this Agreement is executed, a certificate signed by Seller and Shareholder attesting to the fact that all of the representations and warranties of Seller and Shareholder required to be true and correct as of the Closing are true and correct in all material respects as of the Closing and that all of the conditions to the obligations of Purchaser, which, by their nature, require performance by Seller and/or Shareholder, have been performed or satisfied as of the Closing, except where a breach or non-performance has been waived, in writing, by Purchaser;

              (G) Possession of the Assets of a tangible nature (or otherwise put Purchaser in possession and control thereof), to the extent possible;

              (H) All books and records of Seller (other than Tax Returns of or related to the Seller);

              (I) Those consents and approvals of governmental agencies and third parties identified on SCHEDULE 6.4 hereto;

              (J) The Escrow Agreement signed by Seller;

              (K) Employment Agreements, substantially in the form attached as
Exhibit 2.2(k) hereto, signed by each of Steven Bittner, Terry Saeger and David Bartolomei (the "SELLER PRINCIPALS");

              (L) The Employee Transition Agreement, substantially in the form attached as Exhibit 2.2(l), signed by Seller and Shareholder; and


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              (M) All other previously undelivered documents, instruments and writings required to be delivered by Seller and/or Shareholder to Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         2.3 DELIVERIES BY PURCHASER.

              At the Closing, Purchaser shall deliver to Seller (unless otherwise designated):

              (A) The Purchase Price, including evidence of delivery of the Escrow Funds to the Escrow Agent;

              (B) Copies of resolutions of the board of directors of Purchaser or the executive committee of such board authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable hereunder, certified by the Secretary of Purchaser;

                  (C) If the Closing Date shall occur after the date on which this Agreement is executed, a certificate signed by a senior officer of Purchaser attesting to the fact that all of the representations and warranties of Purchaser are true and correct in all material respects as of the Closing Date and that all of the conditions to the obligations of Seller and/or Shareholder, which, by their nature, require performance by Purchaser, have been performed or satisfied as of the Closing Date, except where a breach or non-performance has been waived, in writing, by Seller;

              (D) The opinion of Frost Brown Todd LLC, counsel for Purchaser, dated as of the Closing Date, referenced in Section 7.5 below;

              (E) The Escrow Agreement signed by Purchaser;

              (F) The Employee Transition Agreement signed by Purchaser; and

              (G) All other previously undelivered documents, instruments and writings required to be delivered by Purchaser to Seller and/or Shareholder at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that, except as set forth on Seller's disclosure Schedules attached hereto (each of which Schedules shall be numbered and arranged to correspond respectively to the following paragraphs, but shall nonetheless be deemed additionally to qualify every other representation or warranty of Seller and/or Shareholder set forth hereinbelow), each of the following are true and correct on and as of the Closing Date:

         3.1 DUE ORGANIZATION AND AUTHORITY.

              Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted.

              Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

         3.2 SUBSIDIARIES AND OTHER AFFILIATES.

              Except as set forth on Schedule 3.2, there are no other corporations, partnerships or other entities in which Seller directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests. With respect to Seller's minority ownership of shares of Audiopoint, Inc., Seller is not a party to any agreement, or subject to any other commitment, requiring Seller to contribute any additional capital or other funding to Audiopoint, Inc.

         3.3 QUALIFICATION.

              Seller is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 3.3, which are the only jurisdictions in which the nature of the business of Seller or the ownership or leasing of properties by Seller makes such qualification or authorization necessary and in which the failure so to qualify or be authorized (individually or in the aggregate) would have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller.

         3.4 INTENTIONALLY OMITTED.

         3.5 INTENTIONALLY OMITTED.

         3.6 INTENTIONALLY OMITTED.

         3.7 FINANCIAL STATEMENTS.

              The unaudited balance sheets of Seller as of December 31, 2001 and the related statements of income, stockholders' equity and cash flows for the year then ended, present fairly the financial position of Seller at such date and the results of operations and cash flows of Seller for the year then ended, in each case in accordance with generally accepted accounting principles consistently applied for the periods covered thereby (subject to the normal year-end adjustments and the absence of footnotes). The foregoing financial statements of Seller as of December 31, 2001 and for the year then ended are sometimes herein called the "YEAR END FINANCIALS," the balance sheet included in the Year End Financials is sometimes herein called the "BALANCE SHEET" and December 31, 2001 is sometimes herein called the "BALANCE SHEET DATE." The unaudited balance sheet of Seller as of May 31, 2002, and the related income statement for the five (5) month period then ended, which have been delivered to Purchaser, present fairly the financial position of Seller at such date and the results of operations of Seller for the five (5) month period then ended, in each case in conformity with generally accepted accounting principles consistently applied for the periods covered thereby (subject to the normal year-end adjustments and the absence of footnotes). The foregoing unaudited financial statements of Seller as of May 31, 2002 and for the five (5) month period then ended are sometimes herein called the "INTERIM FINANCIALS," the balance sheet included in the Interim Financials is sometimes herein called the "MAY BALANCE SHEET" and May 31, 2002 is sometimes herein called the "MAY BALANCE SHEET DATE."


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

         3.8 ABSENCE OF CERTAIN LIABILITIES.

              Except for that certain promissory note dated January 1, 2002 payable by Seller to Shareholder in the principal amount of about $13,000,000 (the "PROMISSORY NOTE") and as otherwise set forth on Schedule 3.8, Seller does not have any direct or indirect indebtedness, liability, obligation or responsibility, known or unknown, fixed or unfixed liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, except (i) those reflected or reserved against in the May Balance Sheet, and (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practices and not in violation of this Agreement since the May Balance Sheet Date.

         3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

              Except as set forth on Schedule 3.9, since the May Balance Sheet Date, there has not been:

              3.9.1 an amendment to Seller's Certificate of Incorporation or By-Laws, or merger with or into or consolidation with any person, change or agreement to change in any manner the character of the business or resolution or resolutions adopted by Seller's shareholders or board of directors authorizing a dissolution or liquidation of Seller;

              3.9.2 any dividends declared or paid or other distributions of any kind by Seller to Shareholder declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any shares of its capital stock;

              3.9.3 a waiver by Seller or Shareholder on behalf of Seller of any material right under any contract to which Seller is a party;

              3.9.4 any loan or advance made to any of Seller's shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances and other reimbursable business expenses), or any other loan or advance;

              3.9.5 any material changes to any of Seller's business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

              3.9.6 any material payment, direct or indirect, of any of Seller's liabilities before the same became due in accordance with its terms or otherwise;

              3.9.7 except for the transactions contemplated by this Agreement, any change in the condition (financial or otherwise), properties, business or operations of Seller or, to Seller's or Shareholder's knowledge, any event or circumstance, which is, or with reasonable certainty may be, singly or in the aggregate, materially adverse to the condition (financial or otherwise), properties, business or operations of Seller;

              3.9.8 any loss (whether by damage or destruction, in the nature of a casualty loss or otherwise, and whether covered by insurance or not) affecting any asset of Seller that is in excess of $50,000;

              3.9.9 any actual or, to Seller's or Shareholder's knowledge, any threatened strike or other labor trouble or dispute which materially adversely affects or might materially adversely affect, the condition (financial or otherwise), properties, business or operations of Seller;

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              3.9.10 any loss or, to Seller's or Shareholder's knowledge, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by Seller which loss has had or upon occurrence would have an adverse effect in excess of $50,000, singly or in the aggregate, on the condition (financial or otherwise), properties, business, or operations of Seller;

              3.9.11 to Seller's or Shareholder's knowledge, any federal or state statute, regulation, order, ordinance or other law, adopted or rescinded which materially adversely affects, singly or in the aggregate, the condition (financial or otherwise), properties, business or operations of Seller and which is specifically applicable to the businesses engaged in by Seller as conducted prior to the Closing Date as opposed to generally applicable to all businesses;

              3.9.12 other than in the ordinary course of business of Seller, any indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller or any transaction entered into by Seller or any guarantee by Seller of any indebtedness, liability or obligation of any other person in excess of $50,000;

              3.9.13 any obligation, liability, lien or encumbrance paid, discharged or satisfied by or on behalf of Seller in an amount greater than $50,000;

              3.9.14 any sale, transfer or other disposition of any asset of Seller having a book value in excess of $50,000 in a single instance and $100,000 in the aggregate, or any cancellation of any debt or claim of Seller having a book value in excess of $50,000 in a single instance and $100,000 in the aggregate, except in the ordinary course of business of Seller;

              3.9.15 (i) any material change in, or any commitment to materially change (oral or written), the compensation or other direct or indirect remuneration payable to any officer, employee or agent of Seller, or (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or any employment or consulting agreement, granted, entered into, amended or altered;

              3.9.16 any termination (whether by discharge, retirement or otherwise) of any officer, employee or agent of Seller (provided that the officer, employee or agent was paid in excess of $50,000 in 2001 or would have expected to have been paid in excess of $50,000 in 2001 or 2002) or any notice to so terminate given to or received by any of the foregoing;

              3.9.17 any capital expenditure, addition or improvement made or committed to be made by or on behalf of Seller in excess of $50,000 with respect to any single expenditure, addition or improvement of Seller and $100,000 in the aggregate;

              3.9.18 any material failure on the part of Seller to operate in the ordinary course so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

              3.9.19 any write-off as uncollectible of any notes or accounts receivable, or any portions thereof, not reflected in the indicated reserve on the Interim Financial Statements other than those written off in the ordinary course of business after the May Balance Sheet Date;

              3.9.20 any termination or failure to renew, or receipt of a written threat (that was not subsequently withdrawn) to terminate or fail to renew any Material Contract to which Seller is a party;

              3.9.21 except as contemplated in this Agreement, any engagement by Seller in any other material transaction;

              3.9.22 any material failure to maintain the books and records of Seller in the usual, regular and ordinary manner, consistent with past practices, or any material change in any accounting principle or practice of Seller; or

              3.9.23 any agreement or commitment by Seller to do any of the foregoing.

         3.10 TITLE TO ASSETS AND PROPERTIES; CONDITION.

              3.10.1 Except as set forth on Schedule 3.10, Seller owns outright and has good and marketable title to all of the Assets, in each case free of any Lien, except for (i) Liens specifically described in the notes, if any, to the Year End or Interim Financials, (ii) properties subject to purchase or sales orders, in the ordinary course of business, (iii) Liens securing Taxes, assessments, governmental charges or levies, or the claims of mechanics, workmen, repairmen, carriers, landlords and like persons, arising or incurred in the ordinary course of business and all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any asset or property that is material to the business of Seller, (iv) assets or properties held or used pursuant to any lease, or (v) Liens or encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operation of the Business. The Assets and the equipment being leased pursuant to any lease are all of the assets and properties that are used in or are reasonably necessary to carry on Seller's business and operations as presently conducted, without giving regard to any anticipated or projected increase in such business.

              3.10.2 The furniture, fixtures, leasehold improvements, equipment and personal property of Seller have been maintained in accordance with generally accepted industry practice and their condition is sufficient to enable Seller to continue its business as presently conducted, without giving regard to any anticipated or projected increase in such business.

         3.11 PERMITS AND LICENSES.

              Seller has all licenses, permits, orders, certificates of occupancy, variances, exemptions or approvals of, and has made all required registrations with, any Governmental Body (as defined in Section 3.20 below) that are necessary or desirable for the conduct of the business of Seller, including, without limitation, all permits relating to compliance with Environmental Laws, the lack of which would have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller (collectively, "PERMITS") . All Permits currently issued Seller are listed on Schedule 3.11 and are in full force and effect. Seller is in material compliance with the terms of the Permits and no violations are or have been recorded in respect of any Permit, which violation would have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller; and no proceeding is pending or, to Seller's or Shareholder's knowledge, threatened to revoke, suspend, modify or limit any Permit. To Seller's knowledge, no Permit will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby.

         3.12 INTELLECTUAL PROPERTY.

              3.12.1 Schedule 3.12(a) contains a description of all material common law and statutory industrial designs, trademarks, trade names, service names, service marks, corporate names and applications to register and registrations therefor, patents, patent applications and draft patent applications currently being prepared and copyright registrations and applications therefor, together with all software products and developments including computer source codes (human readable format) and object codes (machine readable format), formulas, processes, know-how and trade secrets (including customer and supplier lists) and in the case of trademarks and service marks, together with the goodwill associated with the related business (collectively referred to as the "INTELLECTUAL PROPERTY"), specifying as applicable (w) the title therefor, if any, (x) the registration or application number thereof, if any, (y) the record owner thereof and (z) the jurisdiction(s) in which such Intellectual Property has been issued or registered, or in which an application for such issuance or registration has been filed, which Seller uses in the business of Seller or to which Seller claims an interest. Schedule 3.12(a) also contains a complete list of all agreements relating to product development and/or product evaluation, as well as agreements pursuant to which Seller is permitted to, or permits another party to, use any Intellectual Property.

              3.12.2 Except as set forth in Schedule 3.12(b), (i) there are no Claims pending or, to Seller's knowledge, threatened by or against Seller or before any Governmental Body, challenging the use or validity of any Intellectual Property; (ii) Seller has the sole and exclusive right, title, and interest in and to all Intellectual Property other than Intellectual Property to which Seller has rights pursuant to a license, free and clear of all Liens, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) all fees and taxes in relation to all Intellectual Property have been paid or accrued; and (iv) all renewals have been duly effected in due time. Except as set forth in Schedule 3.12(a), Seller is not a licensor or licensee in respect of any of the Intellectual Property Rights, does not pay any royalty to or receive any royalty from any Person with respect thereto, and has not granted any rights to or received any rights from any Person with respect thereto. Except as set forth in Schedule 3.12(a) and to Seller's knowledge, no services currently provided or products currently manufactured or sold by or on behalf of Seller infringes any patents, industrial designs, trademarks, trade names, assumed names, service names and service marks, corporate names, copyrights, or any other intellectual property rights of any Person, and no such claims have been made or threatened and, in either case not withdrawn or abandoned against Seller. Except as set forth on Schedule 3.12(a), to Seller's or Shareholder's knowledge, no Person is infringing the Intellectual Property.

              3.12.3 Seller has promulgated and used its commercially reasonable efforts to enforce a trade secret protection program sufficient to safeguard and maintain the secrecy and confidentiality of the Intellectual Property. To Seller's or Shareholder's knowledge, there has been no material violation of such program by any person or entity. The source code and system documentation relating to the software contained within the Intellectual Property (i) have at all times been maintained in confidence and (ii) have been disclosed under an obligation of confidentiality by Seller only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to Seller.

              3.12.4 To Seller's knowledge and except as listed on Schedule 3.12.4, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of Seller either (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising, and all such instruments of assignment have been made available to Purchaser.

                  3.12.5 Except as listed in Schedule 3.12.5, Seller has not granted, transferred, or assigned any right or interest in the Intellectual Property to any person or entity, except as disclosed in Schedule 3.12(a).

              3.12.6 There are no material defects, malfunctions, or nonconformities in the software contained within the Intellectual Property, and there are no material errors in any documentation related to, associated with or used or produced in the development, maintenance, implementation or marketing of same. Except as would not have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller, Seller has kept current on the maintenance, support and updates for any and all portions of said software licensed from third parties. All software contained within the Intellectual Property performs in all material respects in accordance with the specifications included therein. No software contained within the Intellectual Property contains any timer, virus, copy protection device, disabling code, clock, counter, or other limiting design or routine which causes such software (or any portion thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was designed.

         3.13 NO CONFLICT OF INTEREST.

              Except as set forth in Schedule 3.13, none of the Seller
Principals:

              (A) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of Seller;

              (B) owns, directly or indirectly, in whole or in part, any property with a fair market value greater than $50,000 that Seller uses in the conduct of its business, including, without limitation, any Intellectual Property;

              (C) has any cause of action or other Claim (as defined in Section
3.20 below), or owes any amount to Seller, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and Material Contracts (as defined in Section 3.19 below) existing on the date hereof;

              (D) has any contract with, or any outstanding loan to or from Seller; or

              (E) any interest in the assets or properties of Seller with a fair market value in the aggregate greater than $10,000, including without limitation, any of the Intellectual Property.

         3.14 LABOR, EMPLOYMENT AND EMPLOYEE MATTERS.

              3.14.1 Except as set forth in Schedule 3.14(a):

              (A) Seller has paid in full to all of its employees, or properly accrued on the Year End Financials and Interim Financials, all wages, salaries, commissions, bonuses, fringe benefit payments, and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof, except as any of the foregoing may not be payable as of the date due to Seller's standard payroll policies.

              (B) Seller is in full compliance in all material respects with all federal, state, county, and local laws, ordinances, and regulations dealing with
(i) employment and employment practices of any kind, (ii) safety and health requirements, and (iii) wage and hour requirements.

              (C) There is no unfair labor practice, safety, health, discrimination, wage, affirmative action or employment practices claim, charge, investigation, audit, review, complaint, or suit pending or, to the knowledge of Seller, threatened against or involving Seller before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state, county or local Governmental Entity;

              (D) Neither Seller nor Shareholder is a party to, is bound by, or is currently negotiating any collective bargaining agreement, nor has any of them experienced, or been threatened with, any strikes, grievances, work stoppages, work slowdowns, interference with production, claims of unfair labor practices or other collective bargaining disputes within the past two years;

              (E) Neither Seller nor Shareholder has any knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Seller;

              (F) To Seller's knowledge there is no actual or pending representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of Seller; and

              (G) To Seller's knowledge there is no dispute, claim, or proceeding pending with or threatened by the Immigration and Naturalization Service with respect to Seller or any Subsidiary.

              3.14.2 Schedule 3.14(b) sets forth:

              (A) all employment agreements, engagement letters and/or contracts, written or oral, with any employee, agent or consultant of Seller and the total base and targeted bonus compensation or hourly rate, as applicable, payable to each of them;

              (B) all wage and salary increases, bonuses and any other material increases in any direct or indirect compensation promised to employees, agents, or consultants of Seller;

              (C) all agreements, written or oral, to pay any severance, wage continuation, termination or retention pay to any employee; and

              (D) all manager level and above employees who have notified Seller that they will cancel or terminate their employment relationship with Seller following the consummation of the transactions contemplated in this Agreement.

         3.15     INTENTIONALLY OMITTED.

         3.16     EMPLOYEE BENEFIT PLANS.

              3.16.1 Except as listed on Schedule 3.16, with respect to employees of Seller, neither Seller nor Shareholder is a party to (i) any collective bargaining or similar agreement or arrangement, or (ii) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, wage continuation, health, welfare or incentive plan or agreement, any plan or policy providing for fringe benefits, including vacation, disability, family and medical leave, medical hospitalization, life insurance and other insurance plans or any other employee benefit plan, program or arrangement within the meaning of Section 3(3) of the Employee Retirement Income Social Security Act of 1974, as amended ("ERISA") (collectively herein referred to as "EMPLOYEE BENEFIT PLANS"), in each case described in this clause involving more than one employee. True, correct and complete copies of all material documents creating or evidencing any plan, agreement, arrangement, policy or obligation listed on Schedule 3.16 have been delivered or made available to Purchaser.

              3.16.2 The Employee Benefit Plans comply in all material respects with, and have been operated and maintained in compliance in all material respects with ERISA to the extent applicable and also have been operated and maintained in compliance in all material respects with all other applicable laws and regulations, including without limitation the health care continuation and portability provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

              3.16.3 Subject to the Employee Transition Agreement, Purchaser shall have no liability to any employee or former employee of Seller, any governmental agency, or any other person or entity for any claim, cause of action, obligation or liability which may arise from Seller's or Shareholder's Employee Benefit Plans.

         3.17 TAXES. Except as otherwise set forth on Schedule 3.17 hereto:

              3.17.1 For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "TAX" or "TAXES" means all federal, state, county, local, foreign or other taxes including, without limitation, income (net or gross), gross receipts, license, payroll, wage, employment, excise, severance, stamp, occupation, environmental (including taxes under Code Sec. 59A), customs, import, capital, capital stock, documentary, franchise, profits, windfall profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible, services, sales, use, ad valorem, transfer, registration, value-added, alternative or add-on minimum, and estimated taxes and any other related taxes, fees, assessments, duties, withholdings or similar charges of any kind whatsoever, including any interest, penalties, additions to tax or additional amounts, with respect to any of the foregoing, whether disputed or not.

                  (ii) "TAX RETURN" means any return, declaration, report, estimate, or information return or statement relating to Taxes required to be filed by Seller including any schedule or attachment thereto, and including any amendment thereof.

            3.17.2 (i) All Tax Returns required to be filed by Seller have been filed in a timely manner and are true, complete and correct. Seller has paid all Taxes shown as owing on such Tax Returns. To the best of Seller's knowledge, no examination by any governmental or other authority of any Tax Return of Seller is currently in progress.

                  (ii) Neither Shareholder nor Seller is a person other than a United States person within the meaning of Section 7701(a) (30) of the Code.

         3.18 LEGAL PROCEEDINGS.

              Except as set forth on Schedule 3.18, there are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, "CLAIMS") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to Seller's or Shareholder's knowledge, threatened, against or involving Seller or any of its assets, businesses or properties which would have a material adverse effect on the business of Seller. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.18 have been timely and duly given and, to Seller's or Shareholder's knowledge, or no insurance company has asserted, in writing, that such Claim is not covered by the applicable policy relating to such Claim.

Except as to matters set forth on Schedule 3.18, there are no Claims pending or, to Seller's or Shareholder's knowledge, threatened that would give rise to any right of indemnification on the part of any director or officer of Seller or the heirs, executors or administrators of such directors or officers, against Seller or any of the Subsidiaries or any successor to the business of Seller.

         3.19 MATERIAL CONTRACTS.

              3.19.1 Schedule 3.19 sets forth all of the following contracts ("MATERIAL CONTRACTS"), written or oral, to which Seller is a party or by or to which its properties or assets may be bound or subject other than contracts which do not involve an obligation in excess of $50,000 in a calendar year: (i) contracts with any current or former officer, director, stockholder, employee, consultant, agent or other representative or with any entity in which any of the foregoing is a controlling person; (ii) contracts with any labor union or association representing any employee; (iii) contracts with any Person to sell, distribute or otherwise market any of Seller's Products and Services; (iv) contracts with any Person for the manufacture or supply of any of Seller's products; (v) contracts for the sale of any properties other than in the ordinary course of business or for the grant to any Person of any option or preferential rights to purchase any properties; (vi) partnership or joint venture agreements; (vii) contracts under which Seller agrees to indemnify any party or to share any liability of any party; (viii) contracts which cannot be cancelled without liability, premium or penalty payable by Seller or which can be canceled without liability, premium or penalty only on more than 30 days' notice; (ix) contracts with customers, distributors or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (x) contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Seller in any line of business or in any geographical area; (xi) contracts relating to the acquisition by Seller of any operating business or the capital stock of any other Person; (xii) contracts requiring the payment to any person of an override or similar commission or fee; (xiii) contracts relating to the borrowing of money; (xiv) contracts containing obligations or liabilities of any kind to the Shareholder; (xv) contracts or options for the purchase of any property for an aggregate purchase price in excess of $50,000; (xvi) management or employment contracts and other similar agreements with any Person; (xvii) contracts pursuant to the terms of which there is either a current or future obligation or right of Seller to make payments in excess of $50,000 or receive payments in excess of $50,000; (xviii) any other contract that is material in the properties, assets, business, results of operations or condition (financial or otherwise) of Seller; and (xix) contracts relating to the settlement of any Claim in excess of $50,000. Schedule 3.19 also lists and describes the status of all material contracts currently in negotiation or proposed by Seller of a type which if entered into by Seller would be required to be listed on Schedule 3.19 or on any other Schedule ("PROPOSED MATERIAL CONTRACTS").

              3.19.2 Seller has delivered or made available to Purchaser true and complete copies of (i) all of the Material Contracts set forth on Schedule
3.19 and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the material terms of all of the Proposed Material Contracts set forth on Schedule 3.19. All of the Material Contracts referred to in the preceding clause (i) were entered into in a bona fide transaction in the ordinary course of business and, to Seller's or Shareholder's knowledge, are valid and binding upon the parties thereto in accordance with their terms and are in full force and effect. Except as set forth on Schedule 3.19, Seller is not in default under any of such Material Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default thereunder. To Seller's or Shareholder's knowledge, no other party to any such Material Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as described on Schedule 3.19, no approval or consent of any person is needed in order that the Material Contracts set forth on Schedule 3.19 continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.

         3.20     COMPLIANCE WITH LAWS, ETC.

              Seller is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "ORDERS"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "LAWS"), of any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, commission or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "GOVERNMENTAL BODIES"), including, without limitation, (i) regulations and requirements of the Occupational Safety and Health Administration and (ii) Environmental Laws (as defined in Section 3.23), which violation would reasonably be expected to have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller, and Seller has not received written notice that any such violation is being or may be alleged. To Seller's or Shareholder's knowledge, no investigation or review by any Governmental Body with respect to Seller is pending or threatened and Seller has not received any written notice of any intention by any Governmental Body to conduct the same. Seller has not made, nor, to Seller's knowledge, had made on its behalf, any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Seller.

         3.21 INTENTIONALLY OMITTED.

         3.22 ACCOUNTS RECEIVABLE.

              All accounts receivable of Seller have arisen from bona fide transactions in the ordinary course of business of Seller, and are or will be collectible in the ordinary course of business of Seller in the aggregate amounts thereof (less applicable reserves) as set forth on the Final Closing Balance Sheet in accordance with their respective terms, assuming that Purchaser shall use substantially the same level of diligence currently employed by Seller, provided that neither Seller nor Shareholder guaranties the collection of any such accounts receivable by Purchaser.

         3.23 ENVIRONMENTAL MATTERS.

              3.23.1 Except as disclosed in Schedule 3.23, to Seller's knowledge
(i) Seller is in compliance with the Environmental Laws; (ii) no Lien has been attached to any real or personal property of Seller pursuant to any Environmental Laws; (iii) Seller has utilized only transporters and disposal companies who were in possession of all applicable Permits to transport and dispose of any Hazardous Substances generated by Seller; (iv) there has been no treatment, storage, disposal or release of any Hazardous Substance on or release of any Hazardous Substance from any property owned, operated or leased by Seller or any of the Subsidiaries at any time (for purposes of this subsection (iv), any applicable foreign laws are assumed to provide no broader potential liability than United States Environmental Laws, as defined in Section 3.23.3);
(v) there are no sites, locations or operations at which Seller is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; (vi) Seller has obtained, and is in compliance with, all Permits required by applicable Environmental Laws ("ENVIRONMENTAL PERMITS"), all such Environmental Permits are transferable under the circumstances presented by the current transaction, and no proceeding is pending or threatened which might result in revocation, non-renewal, or result in a material or substantial limitation of any Environmental Permits; (vii) Seller has not received notice of any civil, criminal or administrative Claims pending or threatened that are based on or related to any Environmental Laws; (viii) there are no underground storage tanks owned or operated by Seller or located on the portions of any property owned, operated, or leased by Seller; and (ix) Purchaser has been provided a copy of, or been given access to, all environmental reports, tests, assessments, audits, and Environmental Permits available to Seller applicable to Seller or its operations or facilities.

              3.23.2 Schedule 3.23 sets forth every site that is listed on either the Comprehensive Environmental Response, Compensation and Liability Act Information System ("CERCLIS") data base or a similar state, provincial, regional, territorial, municipal, local or foreign law list with respect to which Seller has received written notice from the United States Environmental Protection Agency, a state, provincial, regional, territorial, municipal, local or foreign agency, or any other third party that it is or may be considered to be a potentially responsible party under any Environmental Law. Except as disclosed in Schedule 3.23, Seller has not received any written notice from any Governmental Body or other third party of any violation of Environmental Laws or any condition on any property where Seller has caused Hazardous Substances to be disposed of which would require any remedial action or removal action, as such terms are defined in applicable Environmental Laws.

              3.23.3 For the purposes of this Section 3.23, the term "Environmental Laws" means any federal, state, local or municipal Law, Permit or Order, including but not limited to the requirement to register underground storage tanks, relating to:

                  (i) emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, surface water, groundwater, publicly-owned treatment works, or septic systems;

                  (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Substances; or

                  (iii) otherwise relating to pollution or the environment, or solid waste handling, treatment or disposal or operation.

              3.23.4 The term "Hazardous Substances" means hazardous materials, contaminants, pollutants, oils, hazardous constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss. 9601 ET SEQ., the Clean Water Act, 33 U.S.C.ss. 1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 ET SEQ., and any other hazardous, toxic or noxious substance, material, pollutant or solid or liquid waste that is regulated by, or forms the basis of liability under, any Environmental Law.

         3.24 ACCOUNTS PAYABLE.

              The Final Closing Balance Sheet and/or Schedule 3.24 set forth a true and correct aged list of, or otherwise provide for, all accounts payable of Seller as of the date set forth on such list (the "ACCOUNTS PAYABLE LEDGER"). As of the date of execution of this Agreement, no account payable of Seller that has arisen subsequent to the date of the Accounts Payable Ledger has exceeded $15,000 nor has the aggregate of such accounts payable exceeded $100,000. From the date of execution hereof through the Closing Date, no Accounts Payable have arisen other than in the ordinary course of business.

         3.25 FEES OR COMMISSIONS.

              Except for the retention of Broadview International LLC, neither Seller nor Shareholder (including their respective officers and employees) has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees or other similar obligations in connection with the transactions contemplated hereby.

         3.26 ILLEGAL PAYMENTS.

              To Seller's knowledge, neither Seller nor, to Seller's or Shareholder's knowledge, any officer, employee or agent of Seller, or any other person or entity on behalf of Seller, has made or authorized any payment of funds of, or relating to, Seller which is prohibited by law.

         3.27 RELATIONS WITH PRINCIPAL CUSTOMERS.

              Schedule 3.27 lists, by dollar volume paid for the twelve months ended on the May Balance Sheet Date, the ten largest customers of Seller. Except as set forth on Schedule 3.27, the relationships of Seller with such customers are good commercial working relationships and, except as set forth on Schedule 3.27, (i) no such customer within the last twelve months has threatened in writing to cancel or otherwise terminate, or, to Seller's or Shareholder's knowledge, intends to cancel or otherwise terminate, the relationship of such customer with Seller, (ii) no such customer has during the last twelve months decreased materially or threatened in writing to decrease or limit materially, or, to Seller's or Shareholder's knowledge, intends to modify materially its relationship with Seller or intends to decrease or limit materially, its services to Seller or its usage or purchase of the services or products of Seller, and (iii) to Seller's or Shareholder's knowledge, the proposed transaction will not affect the relationship of Seller's with any customer listed on Schedule 3.27 to an extent that the condition of Seller's business will be adversely affected in any material respect.

         3.28 NO CONFLICT.

              Except as set forth on Schedule 3.28, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller; (ii) require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person, (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any Material Contract, or result in the creation of any Lien upon the assets or properties of Seller pursuant to the terms of any such Material Contract; (iv) violate any Order of any Governmental Body against, or binding upon, Seller or upon their respective properties or business, which violation would reasonably be expected to have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller; or (v) violate any Law of any Governmental Body, which violation would reasonably be expected to have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller.

         3.29 REAL ESTATE.

              3.29.1 Seller does not own any land, buildings, structures, plants, facilities and other improvements, except for leasehold improvements listed on Schedule 3.29.

              3.29.2 Schedule 3.29 is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "REAL PROPERTY LEASES") under which Seller has the right to use or occupy, now or in the future, any real property (the land, buildings, structures and other improvements covered by the Real Property Leases being referred to herein as the "LEASED REAL PROPERTY"). Seller has heretofore delivered, or made available, to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). To Seller's knowledge, each Real Property Lease is valid, binding and in full force and effect. Seller has good and valid title to the leasehold estates in all Leased Real Property, in each case free and clear of all Liens, other than Liens set forth on Schedule 3.29. All rent and other sums and charges payable by Seller as tenant thereunder are current. Seller has complied in all material respects with the terms of each Real Property Lease and, to Seller's or Shareholder's knowledge, no termination event or condition or uncured default exists under any Real Property Lease. To Seller's or Shareholder's knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

              3.29.3 All of the land, buildings, structures, plants, facilities and other improvements used by Seller in the conduct of its businesses are included in the Leased Real Property.

              3.29.4 To Seller's or Shareholder's knowledge, the uses for which the Leased Real Property are zoned do not restrict, or in any manner impair, the use of the Leased Real Property for purposes of the business of Seller. Seller has not received any written notice of any violation of any applicable zoning law, other Law or order, relating to or affecting the Leased Real Property, and to Seller's or Shareholder's knowledge, no such violation exists.

              3.29.5 Except as disclosed on Schedule 3.29, there are no restrictions of any nature on Seller's ability to assign its interest in the Real Property Leases, and no approval or consent of any third party is necessary in order that the Real Property Leases continue in full force and effect following the consummation of the transactions contemplated in this Agreement.

              3.29.6 Except as disclosed on Schedule 3.29, all of the buildings, structures, improvements and fixtures with respect to the Leased Real Property are in good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures, which impairment or other condition would reasonably be expected to have a material adverse effect on the properties, assets, business, results of operations or condition (financial or otherwise) of Seller.

         3.30 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT.

              3.30.1 Each of Seller and Shareholder has the legal right and power and all authority and approvals required to execute and deliver this Agreement and to fully perform their respective obligations hereunder. This Agreement has been, and the agreements being delivered by Seller and Shareholder at the Closing to which Purchaser is a party will have been, duly authorized by all necessary corporate action and has been, or will have been if delivered at the Closing, duly executed and delivered by Seller and Shareholder and (assuming the due authorization, execution and delivery hereof and thereof by all parties thereto other than Seller and Shareholder), are, or will be, valid and binding obligations of Seller and Shareholder enforceable in accordance with their terms.

              3.30.2 Except as set forth in Schedule 3.30, the execution and delivery by Seller and Shareholder of this Agreement, the transactions contemplated hereby and the performance by Seller and Shareholder of this Agreement in accordance with its terms will not (i) require the approval or consent of any Governmental Body or any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, the Certificate of Incorporation or By-Laws of Seller or Shareholder, respectively, any Law or order of any Governmental Body applicable to Seller or Shareholder, or any contract to which Seller or Shareholder is a party or by or to which Seller or Shareholder or any of their respective properties are bound or subject; or (iii) result in the creation of any Lien on any of the properties of Seller or Shareholder, respectively.

         3.31 GUARANTORS OF COMPANY INDEBTEDNESS.

              Schedule 3.31 includes a complete list of all Persons who have delivered guaranties of Seller indebtedness or liabilities to any third party.

         3.32 DISCLOSURE.

              No document furnished by or on behalf of Seller and Shareholder to Purchaser pursuant to this Agreement and referred to herein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to Seller and Shareholder as follows:

         4.1 ORGANIZATION.

              Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has full corporate power and corporate authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

         4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT.

              Purchaser has the legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been, and the agreements being delivered by Purchaser at the Closing to which Seller and Shareholder are a party will have been, duly authorized by all necessary corporate action and has been, or will have been if delivered at the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof and thereof by all parties thereto other than Purchaser) are, or will be, valid and binding obligations of Purchaser enforceable in accordance with their terms. The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby and the performance by Purchaser of this Agreement in accordance with its terms will not (i) require the approval or consent of any Governmental Body or any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, the Articles of Incorporation or Regulations of Purchaser, any Law or order of any Governmental Body applicable to Purchaser, or any contract to which Purchaser is a party or by or to which Purchaser or any of its properties is bound or subject; or (iii) result in the creation of any Lien on any of the properties of Purchaser.

         4.3 FEES OR COMMISSIONS.

              Purchaser (including its officers, directors and employees) has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees or other similar obligations in connection with the transactions contemplated hereby.

         4.4 DISCLOSURE.

              No document furnished by or on behalf of Purchaser to Seller and/or Shareholder pursuant to this Agreement and referred to herein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context of which made, not materially false or misleading.

         4.5 ADEQUATE FINANCING

              Purchaser has financial resources sufficient to make payment of the purchase price for the Assets at Closing to Seller and has sufficient reserves to permit payment of any Additional Consideration when and if due.

                                    ARTICLE V

                                    COVENANTS

         5.1 CONDUCT OF THE BUSINESS.

              Except as set forth on Schedule 5.1, Seller and Shareholder agree that, from the date hereof through the Closing or earlier termination of this Agreement, except to the extent otherwise permitted by this Agreement or consented to in writing by Purchaser, Seller and Shareholder shall cause Seller to:

              5.1.1 operate its businesses only in the ordinary course;

              5.1.2 use its commercially reasonable efforts to preserve its business organization intact, to retain the services of its key employees and to preserve its goodwill and relationships with material customers, suppliers, creditors and others having business relationships with it;

              5.1.3 take such action as may be commercially reasonably necessary to preserve its properties and assets and to maintain its material permits and licenses;

              5.1.4 maintain in full force and effect its insurance policies presently in effect;

              5.1.5 comply with any applicable Law except for any Law the violation of which will not have a material adverse effect on Seller's condition (financial or otherwise), assets, properties, business or operations;

              5.1.6 promptly advise Purchaser in writing of any material adverse change in its condition (financial or otherwise), assets, properties, business or operations and of any event or circumstance of which it becomes aware which will, or with reasonable certainty may, result in any such change or which will, or with reasonable certainty may, constitute a material violation or breach of any representation, warranty or covenant contained in this Agreement;

              5.1.7 except as set forth in Schedule 3.9 or Schedule 3.14 or in the ordinary course of business, not make or commit to make any salary or wage increase with respect to any officer, employee or agent or enter into, amend or alter any Employee Benefit Plan (as defined in Section 3.16.1), trust agreement or arrangement or any employment or consulting agreement;

              5.1.8 not pay, discharge or satisfy any material obligation, liability, lien or encumbrance other than current liabilities reflected in the May Balance Sheet and current liabilities incurred since the May Balance Sheet Date in the ordinary course of business;

              5.1.9 not sell, transfer or otherwise dispose of or encumber any of its assets or properties except in the ordinary course of business; and

              5.1.10 not make any agreement or commitment to take any action referred to in Subsections 5.1.1 through 5.1.10 above.

         5.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS.

              Prior to the Closing Date and subject to the Confidentiality Agreement, Seller and Shareholder agree that Purchaser shall be entitled, through its employees, officers, accountants, counsel, financial advisors and other representatives and agents, to make such investigation of the properties, businesses and operations of Seller, and such examination of the books, records, contracts and financial condition of Seller as it wishes (the "DUE DILIGENCE"). Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and Seller and Shareholder shall, and shall cause Seller to, cooperate fully therewith. No investigation by Purchaser shall diminish, obviate, augment or modify any of the representations, warranties, covenants or agreements of Seller and Shareholder contained in this Agreement. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of Seller, Seller and Shareholder shall make available and shall cause Seller to make available to the representatives and agents of Purchaser during such period all such information and copies of such documents concerning the affairs of Seller as such representatives or agents may reasonably request, shall permit the representatives and agents of Purchaser access to the properties of Seller and all parts thereof and shall cause the officers, employees, consultants, agents, accountants and attorneys of Seller to cooperate fully with such representatives and agents in connection with such review and examination. Seller and Shareholder shall cause Seller to furnish to the Purchaser (i) a copy of each report, schedule, and other document (not including any Tax Return) filed by Seller on or after the date hereof with any Governmental Body and (ii) balance sheets and related statements of operations and cash flows of Seller which are prepared for dissemination to the management of Seller. If this Agreement terminates, Purchaser shall keep confidential all information and documents obtained from Seller or Shareholder concerning Seller's assets, properties, business and operations to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated January 8, 2002 between the Purchaser and Shareholder (the "CONFIDENTIALITY AGREEMENT").

         5.3 CERTAIN FILINGS, CONSENTS AND ACTION.

              Seller, Shareholder and Purchaser shall cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, or whether any consents, approvals or waivers are required to be obtained from other parties to other contracts material to the business in connection with the consummation of the transactions contemplated hereunder, PROVIDED, HOWEVER, that only the receipt of those consents, approvals, waivers, permits or authorizations listed on SCHEDULE 6.4 are a condition to Purchaser's obligations to consummate the transactions contemplated hereby.

         5.4 PUBLIC ANNOUNCEMENT.

              Seller, Shareholder and Purchaser shall agree with each other as to the form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party, but only after consulting with one another, if reasonably possible under the circumstances, from making any disclosure required by law or as such party deems necessary under federal or state securities laws or the rules of the Nasdaq Stock Market.

         5.5 ACQUISITION PROPOSALS.

              Prior to the Closing or the termination or expiration of this Agreement, each of Seller and Shareholder will not directly or indirectly, through any officer, employee, director, representative, parent, affiliate, broker, advisor or agent (i) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of the Shares or the assets, properties or business of Seller or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction seeking, directly or indirectly, to acquire the Shares or Seller's assets, properties or business (each an "ACQUISITION PROPOSAL"), (ii) participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal or furnish to any person or entity information concerning Seller for any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist, or participate in, facilitate or encourage any effort or attempt by any person to make or enter into an Acquisition Proposal.

         5.6 FURTHER ASSURANCES.

              After the Closing, Seller will, at the Purchaser's reasonable request from time to time and without further consideration (but subject to reimbursement by Purchaser of reasonable, documented out-of-pocket expenses incurred by Seller, Shareholder and/or any of their employees in connection therewith), execute and deliver or cause to be executed and delivered to Purchaser such other instruments, documents of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with respect to Intellectual Property) and take such other actions as Purchaser may reasonably request to carry out and effectuate the provisions hereof and the transactions contemplated hereby.

         5.7 FINANCIAL INFORMATION.

              From and after the date hereof and through the Closing Date, Seller shall provide Purchaser with copies of all financial statements of Seller regularly prepared by Seller for its management. Such financial statements shall be delivered to Purchaser within five (5) days of completion of such statements.

         5.8 EMPLOYEE TRANSITION ISSUES.

              Seller, Shareholder and Purchaser shall reasonably cooperate with each other in determining any issues, and attempting to resolve same, arising from the transition of employees' employment from Seller or Shareholder to Purchaser in accordance with the provisions of the Employee Transition Agreement.

         5.9 ESTOPPEL CERTIFICATES.

              Seller shall use commercially reasonable efforts to provide to Purchaser a certificate from each landlord of the Real Property Leases prior to the Closing certifying (i) that the applicable Real Property Lease is in good standing and full force and effect in accordance with its terms and has not been modified (except for the modifications set forth therein), (ii) the date(s) to which rent and other charges thereunder have been paid, (iii) that there is no default thereunder by either party thereto, (iv) that all work required to be done under the applicable Real Property Lease on the part of tenant has been completed to the satisfaction of landlord, and (v) such further matters as may be reasonably requested by Purchaser; provided, however, that it is expressly agreed that the failure to obtain any such certificate shall not relieve Purchaser of its obligations to consummate the transactions contemplated hereby.

         5.10 PURCHASER'S COVENANT

              From the date this Agreement is signed by the parties until the LATER of (a) December 31, 2003, or (b) the date on which all Additional Consideration payable to Seller pursuant to this Agreement has been paid in immediately available funds, or (c) the conclusion of all applicable Agreed Determination Procedures pursuant to Section 12.2, below, and determination pursuant to such procedures that no Additional Consideration will be payable to Seller then or at any other subsequent time, Purchaser agrees that it shall not sell any of the Assets acquired from Seller hereunder unless it obtains from the purchaser of such Assets its agreement in writing to abide by the terms and conditions of this Agreement, including but not limited to those pertaining to the Additional Consideration; PROVIDED that Purchaser shall nonetheless thereafter remain fully obligated under this Agreement notwithstanding any such agreement by any such future purchaser (if any) of the Assets.

         5.11 PURCHASER'S RETENTION OF RECORDS, ETC.

              (a) For a period of seven (7) years after the Closing Date, the Purchaser shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Seller for all taxable periods or portions thereof ending on or prior to the Closing Date to the extent the Purchaser received or had possession of such records on or after the Closing Date. Thereafter, the Purchaser shall not destroy or dispose of any such Tax Returns (including supporting materials), books or records unless it first offers such Tax Returns (including supporting materials), books and records to the Seller in writing and the Seller fails to accept such offer within sixty
(60) days of its being made.

              (b) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the Seller, in connection with the preparation and filing of Tax Returns of or related to the Seller for all taxable periods or portions thereof ending on or prior to the Closing Date, amended Tax Returns and refund claims with respect thereto, and any audit, litigation or other proceeding with respect to Taxes of or in relation to the Seller for all taxable periods or portions thereof ending on or prior to the Closing Date. Such cooperation shall include the retention in accordance with this Section 5.11 and (upon the Seller's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees reasonably available (subject to reimbursement by Seller and/or Shareholder of reasonable, documented out-of-pocket expenses incurred by such employees in connection therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Seller prior to or at the
Closing:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE.

              The representations and warranties of Seller and Shareholder contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct in all material respects as of the Closing Date, except for representations and warranties which expressly refer to a particular date, which shall be true and correct in all material respects as of such date.

         6.2 PERFORMANCE BY SELLER.

              Each of the covenants, agreements and obligations to be performed by Seller and Shareholder on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects on or before the Closing Date.

         6.3 AUTHORITY.

              All actions required to be taken by Seller and Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

         6.4 CONSENTS.

              Those notices to, and permits, authorizations, approvals, consents and waivers from, any governmental agencies and/or other third parties identified in each case on Schedule 6.4 hereto shall have been made or obtained in form and substance acceptable to Purchaser.

         6.5 OPINION OF COUNSEL.

              Purchaser shall have received the opinion of Bingham McCutchen LLP, counsel to Seller and Shareholder, dated as of the Closing Date in the form attached hereto as Exhibit 6.5.

         6.6 ABSENCE OF LITIGATION.

              No action, suit or proceeding relating to the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing. No preliminary or permanent injunction or other order shall have been issued by any United States federal or state court of competent jurisdiction or governmental agency or commission which prevents the consummation of the transactions contemplated hereby and no such injunction or order shall remain in effect, and no action shall have been taken nor shall any statute, rule or regulation have been enacted by any governmental, regulatory or administrative body or authority of the United States or any state thereof that makes consummation of the transactions contemplated hereby illegal.

         6.7 NO MATERIAL ADVERSE CHANGE.

              Since the date of this Agreement, there shall not have been any material adverse change in the condition (financial or otherwise), assets, properties, business, prospects or operations of Seller or any event or circumstance which will, with reasonable certainty, result in any such change.

         6.8 TITLE.

              Seller shall have good and marketable title to all of the Assets, free and clear of Liens, except Liens for current Taxes not yet due and payable or Taxes that are being contested in good faith.

                                   ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF SELLER AND/OR SHAREHOLDER

              The obligations of Seller and Shareholder to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Seller delivered to Purchaser prior to or at the Closing:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE.

              The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct in all material respects as of the Closing Date, except for representations and warranties which expressly refer to a particular date, which shall be true and correct in all material respects as of such date.

         7.2 PERFORMANCE BY PURCHASER.

              Each of the covenants, agreements and obligations to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed on or before the Closing Date.

         7.3 AUTHORITY.

              All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken. All notices to, permits, authorizations, approvals, consents and waivers from any governmental agencies and all third party consents required in order to consummate the transactions contemplated hereby shall have been made or obtained.

         7.4 ABSENCE OF LITIGATION.

              No action, suit or proceeding relating to the consummation of the transactions contemplated under this Agreement shall be pending or threatened. No preliminary or permanent injunction or other order shall have been issued by any United States federal or state court of competent jurisdiction or governmental agency or commission which prevents the consummation of the transactions contemplated hereby and no such injunction or order shall remain in effect, and no action shall have been taken nor shall any statute, rule or regulation have been enacted by any governmental regulatory or administrative body or authority of the United States or any state thereof that makes consummation of the transactions contemplated hereby illegal.

         7.5 OPINION OF COUNSEL.

              Seller shall have received the opinion of Frost Brown Todd LLC, counsel for Purchaser, dated as of the Closing Date in form and substance satisfactory to Seller.

                                  ARTICLE VIII

            SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER CLOSING.

         8.1 REPRESENTATIONS AND WARRANTIES OF SELLER.

              Notwithstanding any right of Purchaser fully to investigate the affairs of Seller and/or Shareholder and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller and Shareholder contained in this Agreement or in any Schedules and Exhibits delivered pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except as otherwise specifically provided in this Agreement and, except for all representations and warranties (i) fraudulently made or intentionally misrepresented by Seller or Shareholder and those representations and warranties contained in Sections 3.10.1(i) through (v) and Section 3.30.1 (the "SELLER SPECIAL REPRESENTATIONS") which shall survive indefinitely and shall not terminate, (ii) contained in Section 3.17 which shall survive until the expiration of the applicable statute of limitations (the "TAX CUT-OFF DATE"), and (iii) contained in Sections 3.16 and 3.23 which shall survive six years after the Closing Date, all other representations and warranties of Seller and/or Shareholder contained in this Agreement or in any Schedules and Exhibits delivered pursuant to this Agreement shall thereafter terminate and expire on the second (2nd) anniversary of the Closing Date. "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of any material inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any Schedules and Exhibits delivered pursuant to this Agreement related to Taxes.

         8.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

              Except as otherwise specifically provided in this Agreement and, except for all representations and warranties contained in Section 4.2 (the "PURCHASER SPECIAL REPRESENTATIONS," which together with Seller Special Representations, are collectively referred to as the "SPECIAL REPRESENTATIONS") which shall survive indefinitely and shall not terminate, all representations and warranties of Purchaser contained in this Agreement or in any Schedules and Exhibits delivered by Purchaser pursuant to this Agreement shall thereafter terminate and expire on the second (2nd) anniversary of the Closing Date with respect to any claims based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which Seller shall not have given notice to Purchaser on or prior to the second (2nd) anniversary of the Closing Date.

                                   ARTICLE IX

                             GENERAL INDEMNIFICATION

         9.1 OBLIGATION OF SELLER TO INDEMNIFY.

              Subject to the limitation periods set out in Sections 8.1 and 9.4, Seller and Shareholder, jointly and severally, will indemnify, defend and hold harmless Purchaser (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable and documented legal fees and disbursements of an attorney (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision)) (the "LOSSES") based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller and Shareholder contained in this Agreement or in any Schedules and Exhibits delivered pursuant to this Agreement, (ii) Nonassumed Liabilities,

(iii) lines of credit or any liability, obligation, damage, cost or expense (including reasonable and documented attorneys fees) arising out of or relating to any claim by any third party for infringement or violation of any patent or any other proprietary rights with respect to any product or service made, used, provided or sold by Seller prior to the Closing, provided that this subsection
(iii) shall not apply to any claim covered by subsection (vi) below, (iv) Seller's noncompliance with the requirements and provisions of any "bulk transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets, (v) any employment-related sexual harassment or discrimination claims, known or unknown, arising from actions, inactions or conduct occurring or facts existing on or prior to the Closing Date ("EMPLOYMENT-RELATED CLAIMS"), provided that Purchaser shall have given written notice to Seller of such Employment-Related Claim on or prior to the second anniversary of the Closing Date, (vi) any claim based upon the allegation that the Intellectual Property infringes any of the patents, or portions thereof, held by Ronald A. Katz Technology Licensing L.P., provided that Purchaser shall have given written notice to Seller of such claim on or prior to the second anniversary of the Closing Date, (vii) any claim that the Intellectual Property, or portions thereof, are not owned exclusively by Seller as a result of the transfer of ownership of customized versions of Seller's software to a customer or customers, or (viii) any claim that the RapidReach trademark of Seller infringes upon a trademark held by any third party, provided that Purchaser shall have given notice of such claim to Seller on or before the second anniversary of the Closing Date. Notwithstanding anything to the contrary set forth elsewhere herein, all Losses shall be reduced and offset (a) by any insurance proceeds actually received by any indemnified party relating to such Loss, (b) by any Tax benefits actually realized by any indemnified party by reason of the event or circumstances giving rise to such Loss, and (c) to the extent reserves in respect of any such Loss have been accrued or other provision therefor has been made in the Year End Financials, Interim Financials or Final Closing Balance Sheet.

         9.2 OBLIGATION OF PURCHASER TO INDEMNIFY.

              Purchaser will indemnify, defend and hold harmless Seller from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any Schedules and Exhibits delivered pursuant to this Agreement, and (ii) all Assumed Liabilities.

         9.3 NOTICE AND OPPORTUNITY TO DEFEND.

              9.3.1 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "INDEMNITEE") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "ASSERTED LIABILITY") that may result in a Loss, the Indemnitee shall give notice thereof (the "CLAIMS NOTICE") to any other party (or parties) obligated to provide indemnification pursuant to Section 9.1 or 9.2 (the "INDEMNIFYING PARTY"), provided, however, that the failure to so notify the Indemnifying Party shall not reduce or affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

              9.3.2 OPPORTUNITY TO DEFEND. The Indemnifying Party shall have the right to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, then the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         9.4 LIMITATIONS OF LIABILITY. Notwithstanding anything to the contrary set forth elsewhere in this Agreement:

              9.4.1 THRESHOLD. Except with respect to the indemnification obligations of the Purchaser under Section 9.2(ii), above, and of the Seller and/or Shareholder under Section 9.1(ii), above, no Indemnifying Party will be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Losses for which (i) the Purchaser and its respective directors, officers, employees, representatives, and other Affiliates, on the one hand, or (ii) Seller and/or Shareholder and each of their respective directors, officers, employees, representatives and other Affiliates, as the case may be, on the other, are otherwise entitled to indemnification pursuant to this Agreement exceeds $200,000. In the event that this threshold amount is exceeded, then the Indemnified Party may seek indemnification for all amounts from the first dollar.

              9.4.2 MAXIMUM LIABILITY. In all cases, any Losses payable to Purchaser under this Article IX shall be satisfied, first, out of the Escrow Funds and then, to the extent that the Escrow Funds are not sufficient to satisfy any such Losses, Purchaser may set-off the amount of Losses due and payable to Purchaser as could not be satisfied out of the Escrow Funds against any then-unpaid Additional Consideration that may be due and payable to Seller and/or Shareholder. Seller's and Shareholder's indemnification obligations hereunder shall be unlimited as to time and amount solely with respect to their respective indemnification obligations under the Seller's Special Representations and under Sections 9.1(ii) and 9.1(iv), above; PROVIDED, that Seller's and Shareholder's indemnification obligations in respect of such sections shall in all cases in the first instance be subject to payment out of the Escrow Funds and/or any then-unpaid Additional Consideration as provided in the preceding sentence of this Section 9.4.2.

              9.4.3 EXCLUSIVE REMEDIES. Subject to the provisions of Sections 9.4.1, 9.4.2, 9.4.5 and 10.1.2, the parties hereto acknowledge and agree that, if the transactions contemplated by this Agreement have been consummated, the sole and exclusive remedy of the Purchaser in respect of any and all claims relating to any of the transactions contemplated hereby will be to make an indemnification claim pursuant to this Article IX under the Escrow Agreement. If the transactions contemplated by this Agreement have been consummated, no Losses or Asserted Liability will give rise to any right of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.

              9.4.4 TIME LIMIT. Except as otherwise provided in this Section 9.4, no Indemnifying Party will be liable for any Losses for any claim hereunder unless a written claim for indemnification is given by the Indemnitee to the Indemnifying Party with respect thereto prior to the second (2nd) anniversary of the Closing Date. Seller will not be liable for any Losses in respect of any Tax Claim hereunder unless a written claim for indemnification is given by the Indemnitee to Seller with respect thereto prior to the Tax Cut-Off Date.

              9.4.5 LIMITATIONS ON KATZ-RELATED CLAIMS. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, neither Seller nor Shareholder shall be liable with respect to any Losses or Asserted Liability for which Purchaser seeks indemnification pursuant to Section 9.1(vi)

(collectively, "KATZ-RELATED CLAIMS"), except to the extent that any such claims
(i) arise only out of monetary damages actually awarded against the Purchaser as a result of the alleged infringement that is the subject of such Losses or Asserted Liability by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) relate only to alleged infringements that occur prior to the two-year anniversary of the date of Closing. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, in no event shall Seller or Shareholder be liable under Section 9.1 with respect to: (a) activities conducted by Seller or Shareholder, or any alleged infringements occurring, after the two-year anniversary of the date of the Closing; or (b) any Katz-Related Claims relating to, or alleged infringements by, software or Intellectual Property modified or changed in any way after the occurrence of Closing or otherwise not the version thereof delivered to Purchaser at Closing; or (c) any amounts in excess of, or other than, claims by Purchaser against the Escrowed Funds or for offset against the Additional Consideration. The parties further agree and acknowledge that, notwithstanding anything to the contrary stated elsewhere herein, Seller shall compromise or defend at its own expense and with counsel of its choosing any Katz-Related Claims, and shall further control any such defense, provided that (i) Purchaser shall be permitted at its own expense to participate in any such defense, and (ii) Seller may not compromise or settle any such Katz-Related Claims without the consent of Purchaser, which consent will not be unreasonably withheld or delayed. 9.4.6 ASSUMED LIABILITIES. Notwithstanding anything to the contrary set forth elsewhere in this Agreement and for the avoidance of doubt, neither Seller nor Shareholder shall be liable with respect to any Losses or Asserted Liability relating to or arising out of or in connection with the Assumed Liabilities.

              9.4.7 NO DOUBLE RECOVERY. Notwithstanding anything to the contrary set forth elsewhere in this Agreement and for the avoidance of doubt, no Indemnifying Party or any other person shall be obligated to indemnify any Indemnitee or any other person in respect of any Losses or other claims in respect of which such Indemnitee has already received payment or other compensation whether by way of payment out of the Escrow Funds, offset against any Additional Consideration, payment pursuant to Section 1.6.4, recovery as described in the last sentence of Section 9.1, or otherwise.

              9.5 INDEMNITY PAYMENTS AS ADJUSTMENTS IN PURCHASE PRICE. Any indemnity payment made under this Article IX will be treated by the parties for all purposes as an adjustment to the aggregate consideration paid by Purchaser for the purchased Assets under this Agreement.

                                    ARTICLE X

                            NON-COMPETITION BY SELLER

         10.1 COVENANTS AGAINST COMPETITION. Shareholder acknowledges that (i) Seller and Shareholder are engaged in the Business; (ii) Seller and Shareholder have assisted the development of such Business; (iii) Seller and Shareholder have had access to trade secrets and Intellectual Property of and confidential information concerning Seller; (iv) the agreements and covenants contained in this Article X are essential to protect the business and goodwill of Seller, substantially all of the assets of which are being purchased by Purchaser; and
(v) Purchaser would not purchase the Assets but for such agreements and covenants. Accordingly, Seller and Shareholder covenant and agree as follows:

              10.1.1 NON-COMPETE.

              (A) For the duration of the Restricted Period (as defined below), Seller and Shareholder shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, engage in any business offering services competitive with the Business (regardless of whether such business activity is or is not specifically cited in the preceding paragraph) or competitive with any of the services or products described as comprising the Business, whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, director or officer.

              (B) The geographic area referred to above comprises where each of Seller and Purchaser is doing business at the Closing Date, and the "RESTRICTED PERIOD" shall be from the date hereof to four (4) years from the date of this Agreement or such shorter period as determined hereunder.

              (C) In the event that a court of competent jurisdiction determines that the four (4) year period referred to in Section 10.1.1(B) above is unreasonable and therefore void, voidable or otherwise unenforceable, then it is agreed that the said period shall be from the date hereof to three (3) years from the date of this Agreement.

              (D) In the event that a court of competent jurisdiction determines that the three (3) year period referred to in Section 10.1.1(C) above is unreasonable and therefore void, voidable or otherwise unenforceable, then it is agreed that the said period shall be from the date hereof to two (2) years from the date of this Agreement.

              (E) In the event that a court of competent jurisdiction rules that the geographical area referred to in Section 10.1.1(B) above is unreasonable and therefore void, voidable or otherwise unenforceable, then it is agreed that the said geographical area shall be the United States.

              (F) Seller and Shareholder will not, during the four-year period following the Closing Date, induce or seek to induce any other employee of Purchaser to terminate his or her employment relationship with Purchaser; PROVIDED, HOWEVER, that the foregoing shall not prohibit Seller or the Shareholder from making general advertisements or solicitations in the marketplace for purposes of hiring new employees and offering positions and the subsequent hiring of any applications responding to such advertisements or solicitations.

              (G) Notwithstanding anything to the contrary in this Article X,
(a) the restrictions in this Article X shall not bind any successor or assign of Seller or the Shareholder (whether by operation of law or otherwise) except that
Section 10.1.1(A) shall be deemed to prohibit any successor or assign of the Seller and Shareholder from using the Intellectual Property to develop, market and sell business offering services competitive with the Business during the Restricted Period, and (b) the restrictions in this Article X shall not prohibit Shareholder from using customer response solutions including fully integrated and scalable IVR touch-tone and sophisticated speech-enabled applications in any products or services that Shareholder may offer to its customers for use by their end-users, provided that Shareholder is not offering such products or services on a stand-alone basis. This restriction will be limited to the geographical area set forth below. None of the restrictions set forth in this
Section 10.1.1 will prevent Seller or Shareholder from owning less than 5% of the outstanding stock of any publicly held and traded company as a passive investment or from continuing to conduct their businesses, except for the Business, as conducted on the Closing Date.

              10.1.2 RIGHTS AND REMEDIES UPON BREACH. If any Seller and/or Shareholder breach, or threaten to commit a breach of, any of the provisions of
Section 10.1 (the "RESTRICTIVE COVENANTS"), Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser and under law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened beach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

              10.1.3 SEVERABILITY OF COVENANTS. Seller and Shareholder acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

              10.1.4 BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

              10.1.5 ENFORCEABILITY IN JURISDICTION. Purchaser, Shareholder and Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Purchaser, Shareholder and Seller that such determination not bar or in any way affect Purchaser's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants; and as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. Seller and Shareholder hereby waive trial by jury in any judicial proceeding to which Seller and Shareholder are a party involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any, of the Restrictive Covenants.

              10.1.6 CONVERGYS CORPORATION. For the purposes of this Article X, "Purchaser" includes all of the direct and indirect subsidiaries of Convergys Corporation.

                                   ARTICLE XI

                            TERMINATION OF AGREEMENT

         11.1 TERMINATION.

              This Agreement may be terminated prior to the Closing by delivery of notice in writing to that effect as follows:

              (A) by Seller or Shareholder if any one or more of the conditions to its obligation to close has not been fulfilled as of the scheduled Closing Date, provided, that written notice has been given to Purchaser of the failure of such condition(s) and Purchaser has had the remaining period prior to the Closing Date to cure such failure;

              (B) by the Purchaser, if any one or more of the conditions to its obligation to close has not been fulfilled as of the scheduled Closing Date, provided, that written notice has been given to Seller of the failure of such condition(s) and Seller has had the remaining period prior to the Closing Date to cure such failure;

              (C) by Seller or Shareholder if the Purchaser has breached any material representation or warranty, or failed to perform any covenant or agreement contained in this Agreement, which breach or failure to perform cannot be, or is not, cured by the Closing Date;

              (D) by the Purchaser, if Seller or Shareholder has breached any material representation or warranty, or failed to perform any covenant or agreement contained in this Agreement, which breach or failure to perform cannot be, or is not, cured by the Closing Date;

              (E) at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser;

              (F) at any time, by either Seller or Purchaser, if any court of competent jurisdiction in the United States or any other United States Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, or enjoining or otherwise prohibiting the transactions contemplated hereby; or

              (G) by the non-defaulting party if the Closing has not occurred by July 31, 2002.

         If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2.

         11.2 SURVIVAL AFTER TERMINATION.

              If this Agreement is terminated in accordance with Section 12.1 and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.5; provided, however, that none of the parties shall have any liability in respect of a termination of this Agreement except to the extent that failure to satisfy the conditions of Article VI or Article VII, as the case may be, results from the violation of such party contained in this Agreement or any Schedules and Exhibits delivered pursuant to this Agreement.

                                   ARTICLE XII

                                 MISCELLANEOUS.

         12.1 CERTAIN DEFINITIONS.

              As used in this Agreement, the following terms have the following meanings:

              "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

              "CODE" means the Internal Revenue Code of 1986, as amended.

              "KNOWLEDGE," with respect to Seller, means the actual knowledge of Charles Skibo, Ofer Gneezy, Gordon Vanderbrugh, Dick Tennant, Paul Floyd, Steven Bittner, Terry Saeger and David Bartolomei after due inquiry of each such officer.

              "NET WORKING CAPITAL" means (a) net current assets (excluding all cash and cash equivalents), less the amount of (b) net current liabilities (excluding the amount of the intercompany loan owed by Seller to Shareholder), consistent with the calculation of the May Net Working Capital using those net current assets and net current liabilities of the type that are set forth on
Schedule 1.6.2 and used to calculate the May Net Working Capital.

              "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

              "REVENUE" means revenue, as defined and classified under generally accepted accounting principles, net of sales credits and bad debt expense, generated, directly or indirectly, from the Assets and/or the Business as operated by Purchaser (or any of its affiliate(s), successors and assigns, whether by operation of law or otherwise), with respect to the sale of products or services whether now offered or as may be in the future offered and related thereto with respect to the actual and prospective clients and customers who comprise the Business as of the Closing Date.

         12.2 AGREED DETERMINATION PROCEDURES.

              All determinations of Revenue (including without limitation and as applicable, AT&T Revenue) required in order to calculate Additional Consideration (including without limitation and as applicable, of the AT&T Earnout Payment) shall be determined in accordance with the following procedures (the "AGREED DETERMINATION PROCEDURES"). For each of the First Revenue Year and the Second Revenue Year, Purchaser shall deliver to Seller its calculations of Revenue (including without limitation and as applicable, of the AT&T Revenue) and Additional Consideration (including without limitation and as applicable, of the AT&T Earnout Payment) for such revenue year as soon as is reasonably practicable after the end of such period (but in any event no later than March 31 following the end of such revenue year), which calculations shall be certified as true and correct by an executive officer of Purchaser and shall be accompanied by all relevant financial statements for such revenue year, the other underlying data supporting such calculations and such other information as Seller shall reasonably request such calculations and supporting evidence, the "REVENUE CERTIFICATE"). In the event that, within thirty (30) calendar days after receipt of the Revenue Certificate, Seller delivers to Purchaser written notice (a "DISPUTE NOTICE") of any disagreement with the amounts set forth in such Revenue Certificate, which notice must (i) be in writing, (ii) include the basis for the disagreement, and (iii) include the amount Seller believes is correct, including all adjustments required to support such amount or a statement that Seller lacks the information necessary to calculate the correct amount, the amount of such Additional Consideration (including without limitation and as applicable, the AT&T Earnout Payment) shall equal the amount as agreed to by Purchaser and Seller, or, if no agreement can be reached as to the calculation of the disputed Revenue (including without limitation and as applicable, of the AT&T Revenue) and Additional Consideration (including without limitation and as applicable, of the AT&T Earnout Payment) within thirty (30) calendar days after delivery of the Dispute Notice, the amount as calculated in accordance with this Agreement by the New York, New York office of any one or more of the following entities or their respective successors: Deloitte Touche, KPMG and PricewaterhouseCoopers collectively, the "ACCOUNTANTS"); PROVIDED, HOWEVER, that excluded from this role shall be any of the Accountants with whom Purchaser or Seller has, or has had, within the two prior years, a material professional relationship; and PROVIDED, FURTHER, HOWEVER, that the engagement and charge of the Accountants shall be limited to reviewing the calculation of the Additional Consideration (including without limitation and as applicable, of the AT&T Earnout Payment) (the "DISPUTED AMOUNT"). Purchaser and Seller shall jointly select which of the Accountants will perform the calculation within thirty (30) calendar days after Purchaser and Seller determine that they are unable to settle the amount independently. The partner selected from one of the Accountants in accordance with this Agreement to be responsible for the determination of the Disputed Amount, who shall be mutually agreeable to Purchaser and Seller, shall be referred to herein as the "AUDITOR." The Auditor shall determine the Disputed Amount within ninety (90) calendar days after the date of such Auditor's engagement. In the event that the Disputed Amount determined by the Auditor is greater than the original Additional Consideration (including without limitation and as applicable, the original AT&T Earnout Payment) specified in the Revenue Certificate, Purchaser shall, within five (5) business days of such determination, pay such additional amount of the Additional Consideration

(including without limitation any additional AT&T Earnout Payment) to Seller and shall pay the fees and expenses of the Auditor. In the event that the final Disputed Amount determined by the Auditor is less than the original Additional Consideration specified in the Revenue Certificate, Seller shall pay the fees and expenses of the Auditor. The determination of any Disputed Amount made by the Auditor in accordance with this Agreement shall, in the absence of fraud, collusion or any form of corruption, be conclusive, and Purchaser, Seller and the Auditor, shall each be free from any and all liability resultant from such determination. In the event that Seller does not deliver a Dispute Notice within thirty (30) calendar days of receipt of the Revenue Certificate, the amounts set forth in the Revenue Certificate shall be the final amount of such Additional Consideration (including without limitation and as applicable, the AT&T Earnout Payment) for all purposes of this Agreement, absent fraud, collusion or any form of corruption by Purchaser or any of its Affiliates, employees or agents. Pending resolution of any such disagreements, all undisputed amounts shall be paid forthwith.

         12.3 EXPENSES.

              Purchaser and Seller (inclusive of Purchaser's and/or Seller's expenses incurred before the Closing) shall each pay their own expenses incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereunder, whether or not such transactions are consummated, except that Purchaser shall pay Shareholder's and/or Seller's reasonable attorneys fees in an amount not to exceed $200,000 in the event that the transactions contemplated hereunder are consummated.

         12.4 NOTICES.

              Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by recognized overnight delivery carrier for next business day delivery or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, on the next business day when sent by recognized overnight delivery carrier, or if mailed, five days after the date of deposit in the United States mail, as follows:

                           (i)      if to the Purchaser, to:

                                    Convergys Customer Management Group Inc.
                                    Atrium One, Suite 1900
                                    201 East Fourth Street
                                    Cincinnati, Ohio   45202
                                    Attention:  Ronald E. Schultz

                                    with a copy to:

                                    William H. Hawkins
                                    General Counsel and Secretary
                                    Convergys Corporation
                                    Atrium One, Suite 1900
                                    201 East Fourth Street
                                    Cincinnati, Ohio   45202

                           (ii)     if to Seller, to:

                                    iBasis Speech Solutions, Inc.
                                    c/o iBasis, Inc.
                                    20 Second Avenue
                                    Burlington, MA 01803
                                    Fax:  781-505-7300

                                    with a copy to:

                                    Bingham McCutchen LLP
                                    Attn:  Johan V. Brigham, Esq.
                                    150 Federal Street
                                    Boston, MA  02110
                                    Fax:  617-951-8736


Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         12.5 ENTIRE AGREEMENT.

              This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any collateral agreements (including without limitation the Escrow Agreement and the Employee Transition Agreement) executed in connection with the consummation of transactions contemplated hereby contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

         12.6 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES.

              This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         12.7 GOVERNING LAW.

              This Agreement shall be governed and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State and without application of Ohio conflicts of laws provisions.

              Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in Cincinnati, Ohio, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.


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

         12.8 BINDING EFFECT; NO ASSIGNMENT.

              This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Purchaser may assign its rights hereunder to any of its Affiliates without the consent of Seller.

         12.9 VARIATIONS IN PRONOUNS.

              All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         12.10 COUNTERPARTS.

              This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         12.11 EXHIBITS AND SCHEDULES.

              The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         12.12 HEADINGS.

              The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         12.13 SEVERABILITY OF PROVISIONS.

              If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         12.14 NO THIRD PARTY RIGHTS.

              With the sole exception of Section 12.3 hereof, nothing in this Agreement and the Exhibits and Schedules hereto, express or implied, is intended to confer any rights or remedies on any Person other than Purchaser or Seller and their permitted successors and assigns.

                 [ REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ]


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

                                   CONVERGYS CUSTOMER MANAGEMENT
                                   GROUP INC.



                                   By: /s/ JOHN C. FREKER
                                       ----------------------------------------
                                       Name:    John C. Freker
                                       Title:   Executive Vice President



iBASIS SPEECH SOLUTIONS, INC.               iBASIS, INC.



By: /s/ CHARLES M. SKIBO                        By: /s/ OFER GNEEZY
    ----------------------------------              ---------------------------
    Name:    Charles M. Skibo                       Name:
    Title:   President                              Title:


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